Exhibit 10.6

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and effective as of April 12, 2011, by and among ALAMO ENERGY CORP., a Nevada corporation (“Alamo”), and RANGE KENTUCKY HOLDINGS LLC a Wyoming limited liability company (“Range”). Range and Alamo are hereinafter referred to as a “Party” and collectively as the “Parties”

RECITALS

WHEREAS, Range and Alamo have entered into a Membership Interest Purchase and Sale Agreement of even date herewith (the “MIPSA”) pursuant to which Range agreed to sell to Alamo all of the membership interests in KYTX Oil and Gas, LLC, KYTX Pipeline, LLC and KYTX Drilling Company, LLC (collectively, the “Operating Entities”); and

WHEREAS, Range has previously provided certain accounting services for the Operating Entities; and

WHEREAS, Range desires to provide certain accounting services relating to the Operating Entities after the transfer of the Operating Entities pursuant to the MIPSA.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

1. Accounting and Ministerial Services.  Range shall provide accounting services in accordance with US Generally Accepted Accounting Principles (“GAAP”) to Alamo in connection with the Operating Entities in the manner and to the extent Range provided those accounting services at the time of the closing under the MIPSA.  Those services shall include: (a) the calculation and payment of all royalties owed to landowners and other lease payments; (b) payment of accounts receivable; (c) collection, on a non-recourse basis, of accounts receivable; (d) computation and payment of severance and other taxes based on production; (e) gas balancing; and (f) payroll for employees of the Operating Entities.  Range shall maintain all records, data or other documentation as may be necessary to comply with applicable state and federal law, and/or rules, regulations and the standards of all third-party payors.  Except for its obligations to provide accounting in accordance with GAAP, Range does not guarantee that its service shall meet or exceed any such law, rule, regulation or standard, and compliance with such is the full responsibility of Alamo.  Range shall have no right or obligation to provide or undertake any management advice or activities for the Operating Entities.

2. Term and Termination.  Either Party may terminate this Agreement without cause upon thirty (30) days’ prior written notice, but under no circumstances shall this Agreement be effective for more than six (6) months. Either Party may terminate this Agreement at any time upon a breach by the other Party of this Agreement and the breaching Party fails to remedy the breach within five (5) days after receipt of notice of the breach from the non-breaching Party.

3. Compensation.  In compensation for Range’s services herein, Alamo shall reimburse Range its actual costs of providing those services, including direct employee overhead expenses, plus ten percent (10%) of such amount (all collectively the “Fee”).  Range will provide Alamo with an invoice for the Fee on or before the fifth (5th) day of the month following the month during which the services have been provided; such invoice shall be accompanied by suitable documentation to identify the services rendered, summary timesheets, and any relevant receipts and other records substantiating the amounts invoiced.  Alamo will pay the Fee within ten (10) days after the Fee invoice is received.  The Fee will not include, and will not be calculated on, amounts paid by Range to third parties as part of its accounting services.

4. Third Party Payments.  As often as may be appropriate, but no less than one (1) time each month, Range will notify Alamo of the amount of money that it is due from the Operating Entities to third parties for the payments to be made by Range according to this Agreement (the “Payments”).  Alamo will provide Range with the funds necessary to make the Payments within three (3) business days following Range’s notification of the amount of the Payments.  Range shall have no obligation to make the Payments unless or until it has received the necessary funds from Alamo.

5. Miscellaneous Provisions.

A. Independent Contractor.  Nothing herein shall be construed as creating a partnership or employer-employee relationship between Range and Alamo.  It is understood and agreed that Range is acting strictly as an independent contractor with respect to the obligations under this Agreement, and is not and shall not perform accounting services on a regular and continuing basis such that the performance of such services would be construed as providing over-all management to Alamo or the Operating Entities.

B. Indemnification.  Alamo shall indemnify, defend (through counsel reasonably acceptable to Range) and hold harmless Range, its parents, subsidiaries and affiliates, and its and their present and future directors, officers, agents, servants and employees (collectively, the “Range Indemnified Parties”) for, from and against all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by or asserted against Range by reason of or arising out of Range’s performance of its duties under this Agreement or otherwise within the scope of this Agreement, except with respect to losses, claims, damages or liabilities  arising out of the gross negligence, willful misconduct or fraud of Range.  The obligations this paragraph shall survive the termination of this Agreement with respect to claims based on occurrences that actually took place during the term of this Agreement until the expiration of the applicable statute of limitations for each such claim or, if no statute of limitations applies to the claim in question, for five (5) years.

C. Assignment.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.  Except as specifically provided in this Agreement, any attempted assignment or delegation of a party’s rights, claims, privileges, duties or obligations hereunder shall be null, void and without effect.

D. Amendments.  This Agreement may be amended at any time by mutual agreement of the parties without additional consideration, provided that before any amendment shall become effective, it shall be reduced to writing and signed by each of the parties.

E. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and to be performed wholly within that state, irrespective of Kentucky’s choice-of-law principles.

F. Waiver.  All waivers of rights, powers and remedies by a party to this Agreement must be in writing.  No delay, omission or failure by a party to exercise any right, power or remedy to which a party may be entitled shall impair any such right, power or remedy, nor shall such be construed as a release by a party of such right, power or remedy or as a waiver of or acquiescence in any such action, unless such action shall have been cured in accordance with the terms of this Agreement.  A waiver by a party of any right, power or remedy in any one instance shall not constitute a waiver of the same or any other right, power or remedy in any other instance.

G. Entire Agreement.  This Agreement, together with all exhibits hereto, contains all of the terms, conditions and promises of the parties hereto.  No modification of this Agreement, or of any provision thereof, shall be valid or binding unless in writing and executed by both parties.

H. Confidentiality.  Neither Range nor Alamo, nor their respective Affiliates shall, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, acquired pursuant to this Agreement, relating to the business and operations of the other.  Notwithstanding the foregoing, the Parties may disclose any information relating to the business and operations of the other party (i) if required by applicable law, applicable stock exchange rule or in relation to any tax returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information, or (iii) to the extent that disclosure is restricted by a written agreement entered into in connection with any such ongoing commercial relationship.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the date hereinabove first written.

RANGE RANGE KENTUCKY HOLDINGS LLC By its Manager: Range Exploration Partners LLC

By:	/s/ Frode Aschim
Frode Aschim
Its: Manager

ALAMO ALAMO ENERGY CORP.
By:	/s/ Allan Millmaker
Allan Millmaker
Its: Chief Executive Officer